Exhibit 99

ELECTION FORM

Longview Fibre Company

Special Distribution

CUSIP No. 543213 10 2

You should read the accompanying prospectus carefully in its entirety,

as well as the General Instructions at the back of this election form, prior to making any election.

All elections are subject to the terms of the special distribution as described in the accompanying prospectus.

You are required to complete Parts A and B, below.

Please complete Part C only if necessary to correct or update your address.

FOR OFFICE USE ONLY	Approved	Input	Audit	Mailed

Part A – Signature of Registered Shareholder(s)
(Must be signed by all registered shareholders)
Signature	Date	Telephone Number
Signature	Date	Telephone Number

Part B - Election (check ONLY ONE of the following three boxes)
☐

All-Stock Election - Mark this box to indicate your election to receive the special distribution in the form of shares of Longview common stock in respect of all of the shares of Longview Common Stock of which you were the owner of record at the close of business on the record date for the special distribution (if you check this box, all of such shares will be Stock Election Shares).

☐

Mixed Cash-and-Stock Election - Mark this box to indicate your election to receive the special distribution in the form of cash in respect of the number of Cash Election Shares specified in the space provided below and in the form of shares of Longview common stock in respect of the number of Stock Election Shares specified in the space provided below:

Number of Cash Election Shares:

Number of Stock Election Shares:

☐

All-Cash Election - Mark this box to indicate your election to receive the special distribution in the form of cash in respect of all of the shares of Longview Common Stock of which you were the owner of record at the close of business on the record date for the special distribution (if you check this box, all of such shares will be Cash Election Shares).

Part C - Name and Address of Registered Shareholder(s)
Please make any address corrections below.

ñ Please detach here and mail in the envelope provided.ñ

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ELECTION FORM

Longview Fibre Company

Special Distribution

CUSIP No. 543213 10 2

Longview Fibre Company, a Washington corporation (“Longview”), has declared a special distribution on its common stock of $7.54 per share payable on August 7, 2006 to shareholders of record at the close of business on June 26, 2006, the record date for the special distribution, as described in the accompanying prospectus (the “Prospectus”) and subject to the terms and conditions therein.

Subject to the limitation, described below, on the aggregate amount of cash to be included in the special distribution, each shareholder has the option to receive the special distribution in cash, shares of Longview common stock or a combination of cash and shares of Longview common stock by electing, for each share of Longview common stock that such shareholder owned at the close of business on June 26, 2006, to receive either (1) $7.54 in cash or (2) shares of Longview common stock having a market value of $7.54, except that the special distribution will be made only in cash on any shares, referred to herein as Cash-Only Shares, that were at the close of business on June 26, 2006 (a) registered in the name of a record holder that owned fewer than 100 shares of record or (b) owned in any lot of fewer than 100 shares through a bank, broker or other nominee holding those shares in “street name” on behalf of the shares’ beneficial owner. In the case of any shares that are subject to this election process and as to which a valid and timely election is not made, Longview reserves the right to pay the special distribution on those shares in the form of cash, shares of Longview common stock or any combination of the two that Longview chooses, in its sole discretion.

Longview will limit the aggregate amount of cash payable to shareholders in the special distribution, other than cash payable in lieu of fractional shares, to $77 million, or approximately 20% of the total amount of the special distribution. If the aggregate amount of cash payments in the special distribution in respect of Cash-Only Shares, shares as to which a valid and timely election to receive cash has been made and shares other than Cash-Only Shares as to which no valid and timely election has been made would exceed $77 million, then cash payments to shareholders that elected to receive cash will be prorated, as described in the Prospectus, and the excess will be paid in the form of shares of Longview common stock.

The market value per share of Longview common stock for purposes of the special distribution will be the average closing price per share of Longview common stock on the New York Stock Exchange on July 27, 28 and 31, 2006, as reported by The Wall Street Journal. Because the market value of shares to be distributed in the special distribution will be determined before the payment date of August 7, 2006, the value of the shares delivered in the special distribution may, at the time of payment of the special distribution, be higher than, lower than or equal to $7.54 per share.

If you were the record owner of 100 or more shares of Longview common stock at the close of business on June 26, 2006, you have the right to elect to receive the special distribution as to each of those shares in the form of either cash or shares of Longview common stock. To make your election, complete and sign this election form and deliver it to Wells Fargo Shareowner Services, the paying agent, no later than 5:00 P.M., Eastern time, on July 26, 2006. If the paying agent does not receive your election by that time, Longview will have the option to pay your special distribution on such shares in the form of cash, shares of Longview common stock or any combination of the two that Longview chooses, in its sole discretion. For any given share of Longview common stock, an election with respect to the special distribution may be made only by the holder of record of that share at the close of business on June 26, 2006. If a bank, broker or other nominee held shares in “street name” on your behalf in any lot of at least 100 shares at the close of business on June 26, 2006, please promptly inform such bank, broker or nominee of the election they should make with respect to the shares in that lot on your behalf. If a valid election as to those shares is not received by the paying agent by 5:00 P.M., Eastern time, on July 26, 2006, Longview has the option to pay your special distribution on those shares in the form of cash, shares of Longview common stock or any combination of the two that Longview chooses, in its sole discretion.

Because the aggregate amount of cash payable in the special distribution other than with respect to fractional shares will be limited to $77 million, a particular shareholder may not receive the special distribution in the proportions of cash and stock that he or she elects. Shareholders will receive cash in lieu of fractional shares in the special distribution. All shares of Longview common stock issued in the special distribution will be issued only in book-entry form.

Elections are revocable until 5:00 P.M., Eastern time, on July 26, 2006. You may revoke your election by submitting to the paying agent no later than 5:00 P.M., Eastern time, on July 26, 2006 a new, properly completed election form bearing a later date than your previously submitted election form.

Before completing your election, you should read the Prospectus carefully in its entirety and the information incorporated by reference therein and consider each of the factors described under “Risk Factors” in the Prospectus.

For information about completing this election form and other matters relating to the special distribution, or to obtain a copy of the Prospectus, please contact the information agent, Innisfree M&A Incorporated, toll-free at 877-750-9499.

ELECTION FORM

Longview Fibre Company

Special Distribution

CUSIP No. 543213 10 2

General Instructions

Please read these instructions and the accompanying prospectus carefully.

This election form is for use only by a holder of record of at least 100 shares of Longview common stock at the close of business on June 26, 2006, the record date for the special distribution, for the purpose of making an election as to such shares. If you were the registered owner of fewer than 100 shares of Longview common stock at the close of business on the record date for the special distribution, you are not eligible to make an election as to those shares and will receive the special distribution on those shares only in the form of cash. Any election you make with respect to those shares will be disregarded.

•	Part A – Signature of Registered Shareholder(s): All registered shareholders making an election on this election form must sign as indicated in Part A. If you are signing on behalf of a registered shareholder or entity, your signature must include your legal capacity.

•	Part B – Election: Please check only one of the three boxes in Part B. If you check the second box (Mixed Cash-and-Stock Election) and you fail to indicate the number of Cash Election Shares and/or Stock Election Shares, or if the number of shares you indicate exceeds the number of shares of which you were the record owner at the close of business on the record date for the special distribution (which number of shares appears in Part C) or if any amount you indicate is not legible, your election may be invalid. The sum of the number of Cash Election Shares you specify plus the number of Stock Election Shares you specify should equal the total number of shares of Longview common stock of which you were the record owner at the close of business on the record date for the special distribution. Any shares, other than Cash-Only Shares, of which you were the record owner at the close of business on the record date for the special distribution that you do not designate as Cash Election Shares or Stock Election Shares will be treated as shares as to which no election was made, and Longview reserves the right to pay the special distribution on any such shares in the form of cash, shares of Longview common stock or any combination of the two that Longview chooses, in its sole discretion.

•	Part C – Name and Address of Registered Shareholder(s): If your address as reflected on the records of Wells Fargo Shareowner Services needs to be corrected or updated, please make the necessary changes in Part C. In addition to showing the name and address currently reflected on the records of Wells Fargo Shareowner Services, Part C sets forth the number of shares of which the person(s) named in Part C were the record owners at the close of business on the record date for the special distribution.

Please complete, sign, date and deliver this election form to Wells Fargo Shareowner Services, the paying agent for the special distribution, as soon as possible in the enclosed envelope. For your election to be timely, the paying agent must receive your election no later than 5:00 P.M., Eastern time, on July 26, 2006. Delivery addresses for the paying agent are as follows:

By Regular Mail:	By Traceable Mail (e.g., Overnight Courier) or Hand-Delivery:

Wells Fargo Shareowner Services	Wells Fargo Shareowner Services
Corporate Actions Department	Corporate Actions Department
P.O. Box 64854	161 North Concord Exchange
St. Paul, MN 55164-0854	South St. Paul, MN 55075
Telephone: 800-380-1372

If your completed election form is not received by the paying agent by 5:00 P.M., Eastern time, on July 26, 2006 or is otherwise invalid, Longview reserves the right to pay the special distribution as to the shares, other than Cash-Only Shares, of which you were the record owner at the close of business on the record date for the special distribution in the form of cash, shares of Longview common stock or any combination of the two that Longview chooses, in its sole discretion.